EXHIBIT 10.33

Insulet Corporation
100 Nagog Park, Acton, MA 01720

January 22, 2024

Private & Confidential

Lauren Budden
[address on file]

Dear Lauren

This letter sets out the temporary change in compensation that will apply for the period of time that you cover the role of Interim Chief Financial Officer, the “Secondment”. The allowance will commence on October 23, 2023 and is anticipated to end by March 31, 2024. The Company may, at its discretion, terminate the Secondment at any time prior to the end of that period, whereupon you will resume your normal duties to the Company. Likewise, at the end of your Secondment, you will resume your normal duties and the associated compensation.

Compensation and Benefits

•Base Salary to remain unchanged for the duration of the Secondment, payable via established payroll practices, subject to any year-end salary adjustment (if applicable).
•You will receive a pro-rata allowance for the duration of the Secondment, calculated on a daily basis, and calculated on an annualized figure of USD 70,000.
•Participation in the Company’s Annual Incentive Plan with an increased target bonus of 60% of your Base Salary (on a pro-rata basis) for the duration of the Secondment.
•Participation in the Company’s Long-Term Incentive Plan unchanged.
•Participation in Benefit Plans and Programs will continue unchanged. The temporary allowance will not be considered eligible earnings for benefits plans or leave entitlements, nor for ESPP contributions.

I wish you every success in your new role and please let me know if you have any questions on the above.

Copy: Vanessa Thirion-Cullity, Senior Director, Global HRBP
NASDAQ PODD | Insulet.com

Sincerely,

/s/ Jim Hollingshead	10/30/2023
Jim Hollingshead	Date:
President & CEO, Insulet Corporation

/s/ Vanessa Thirion-Cullity	10/30/2023
Vanessa Thirion-Cullity	Date:
Sr. Director – Global HR Business Partner, Insulet Corporation

Accepted and agreed by

/s/ Lauren Budden	10/30/2023
Lauren Budden	Date:

1 (800) 591-3455 | 100 Nagog Park, Acton, MA 01720            978.600.7000 NASDAQ PODD Insulet.com

ADDENDUM TO LETTER AGREEMENT DATED OCTOBER 30, 2023

This Addendum to that certain Letter Agreement dated as of October 30, 2023 between Insulet Corporation and Lauren Budden (the “Letter Agreement”), hereby clarifies that the pro-rata allowance paid to Ms. Budden pursuant to the Letter Agreement shall be treated as part of her base salary for purposes of calculating any payments under the Company’s Annual Incentive Plan for any period covered by the allowance.

All other provisions of the Letter Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Addendum, which provision shall be deemed to be amended appropriately in order to be consistent with this Addendum. Terms used herein shall have the same meaning as used in the Letter Agreement unless otherwise noted.

INSULET CORPORATION

By:	/s/ James R. Hollingshead	Date:	1/26/2024
James R. Hollingshead
President and Chief Executive Officer

By:	/s/ Vanessa Thirion-Cullity	Date:	1/26/2024
Vanessa Thirion-Cullity
Senior Director - Global HR Business Partner

Agreed and Accepted:

By:	/s/ Lauren Budden	Date:	1/26/2024
Lauren Budden
1 (800) 591-3455 | 100 Nagog Park, Acton, MA 01720            978.600.7000 NASDAQ PODD Insulet.com